JAY ISLE ASSOCIATES
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 11 Fenimore Drive, Scotch Plains, NJ 07076 o (908)889-8843 o Fax:(908)889-1634


July 30, 1997

Mr. Jerry Braun
Chief Executive Officer
New York Health Care, Inc.
1850 McDonald Avenue
Brooklyn, NY 11223

Dear Mr. Braun:

Thank you for the opportunity to learn more about your plans for New York
Health Care. My broad experience in the healthcare industry and specific knowledge in the home healthcare segment could be very valuable to your organization. I think you and Jacob and your Board of Directors will find that I am easy to work with and responsive to your needs. In order to formalize our relationship, you asked that I prepare a proposal on how to best utilize my skills and knowledge in helping New York Health Care achieve its objectives.

In the case of acquisitions, should I introduce a candidate company or a revenue producing product line to New York Health Care and the transaction closes, I will be entitled to a fee based upon the formula listed below.

                            TRANSACTION FEE SCHEDULE

Payment due upon closing:

                 5% of the first $5 million  of the  purchase price.
                 4% of the next $1 million increment of the purchase price. 3% of the next $1 million increment of the purchase price.
                 2% of the next $1 million increment of the purchase price. 1% of the remaining purchase price.

Should you have any questions or wish to discuss this proposal, please call me at your earliest convenience. I look forward to our next meeting.

Best regards,


H. Gene Berger